EXHIBIT 99

Standard Parking Corporation Acquires Gameday Management Group, U.S.

CHICAGO, July 6, 2009 (GLOBE NEWSWIRE) -- Standard Parking Corporation (Nasdaq:STAN) today announced that it has completed the acquisition of the assets of Gameday Management Group, U.S., an Orlando-based company that plans and operates transportation and parking systems for major stadium and sporting events. Gameday has managed transportation and parking services for high-profile events including the Salt Lake City Winter Olympic Games, Super Bowls XXX-XLIV, the Daytona 500 and the Presidential Inauguration, and will be providing its services at the upcoming Vancouver Winter Olympic Games.

Among the assets acquired is Gameday's Click and Park(sm) online parking and traffic management system, which enables parking customers to purchase reserved parking online in advance of an event. In addition, the Company entered into long-term employment contracts with Tony Vitrano, Gameday's founder, and five other members of the Gameday management team.

James A. Wilhelm, President and Chief Executive Officer of Standard Parking said, "We are excited about this acquisition, which will enable us to provide our stadium and special event clients with transportation and parking planning expertise that can meet their most complex needs. We expect to leverage Gameday's stadium and special event traffic engineering services and front-end consulting expertise into other parking and transportation opportunities in the future.

"We're also very pleased to add the Click and Park(sm) online parking system to our product line. Our ability to enable special event attendees to purchase reserved parking over the Internet in advance of the event is a powerful example of how technology can be integrated within an ever-advancing parking industry.

"Finally, I'm delighted to welcome Tony Vitrano and his Gameday colleagues to our management team. They are seasoned professionals who bring an outstanding track record at event venues that require efficient high-volume traffic flow to meet the needs of spectators, media, teams, stadium staff and event sponsors alike. The Gameday team's commitment to excellence fits well with our core values."

In commenting on the transaction, Vitrano noted, "The effective integration of parking operations into an event venue's overall logistics plan is always demanding. The ability to combine our event expertise with Standard Parking's extensive base of parking experience will allow us to continue to deliver the best operational plans for our clients and their customers."

Wilhelm concluded by noting that, "We expect to be able to integrate this acquisition with little or no incremental G&A, which makes the transaction especially attractive to us. Our expectation is that this acquisition will be accretive on an on-going basis, pending the completion of a purchase price allocation analysis."

Standard Parking is a leading national provider of parking facility management, ground transportation and other ancillary services. The Company, with more than 12,000 employees, manages approximately 2,200 parking facilities, containing over one million parking spaces in more than 330 cities across the United States and Canada, including parking-related and shuttle bus operations serving approximately 60 airports.

More information about Standard Parking is available at www.standardparking.com. You should not construe the information on this website to be a part of this report. Standard Parking's annual reports filed on Form 10-K, its periodic reports on Form 10-Q and 8-K and its Registration Statement on Form S-1 (333-112652) are available on the Internet at www.sec.gov and can also be accessed through the Investor Relations section of the Company's website.

DISCLOSURE NOTICE: The information contained in this document is as of July 6, 2009. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments.

This document contains forward-looking information about the Company's financial results that involve substantial risks and uncertainties. You can identify these statements by the fact that they use words such as "anticipate," "believe," "could," "estimate," "expect," "intend," "may," "plan," "predict," "project," "will" and similar terms and phrases in connection with any discussion of future operating or financial performance. These forward-looking statements are made based on management's expectations and beliefs concerning future events affecting the Company and are subject to uncertainties and factors relating to the operations and business environment, all of which are difficult to predict and many of which are beyond management's control. These uncertainties and factors could cause actual results to differ materially from those matters expressed in or implied by these forward-looking statements. The following factors are among those that may cause actual results to differ materially from forward-looking statements: the financial difficulties or bankruptcy of our major clients, including its impact on our ability to collect receivables; availability, terms and deployment of capital; potential impact on the market price of our common stock from the sale or offer of a substantial amount of our common stock by our majority shareholder and the ability of our majority shareholder to control our major corporate decisions; potential for change of control default under our credit agreement if an unaffiliated person obtains a majority of our common stock; the loss, or renewal on less favorable terms, of management contracts and leases; our ability to renew our insurance policies on acceptable terms, the extent to which our clients choose to obtain insurance coverage through us and our ability to successfully manage self-insured losses; the impact of public and private regulations; our ability to form and maintain relationships with large real estate owners, managers and developers; integration of future acquisitions in light of challenges in retaining key employees, synchronizing business processes and efficiently integrating facilities, marketing and operations; the ability to obtain performance bonds on acceptable terms to guarantee our performance under certain contracts; extraordinary events affecting parking at facilities that we manage, including emergency safety measures, military or terrorist attacks and natural disasters; changes in federal and state regulations including those affecting airports, parking lots at airports or automobile use; the loss of key employees; and development of new, competitive parking-related services; changes in general economic and business conditions or demographic trends. A further list and description of these risks, uncertainties, and other matters can be found in the Company's Annual Reports on Form 10-K and in its periodic reports on Forms 10-Q and 8-K.

CONTACT: Standard Parking Corporation
         G. Marc Baumann, Executive Vice President and
          Chief Financial Officer
         (312) 274-2199
         mbaumann@standardparking.com